Date:          February 19, 2008

Contact:    Neal A. Petrovich, Senior Vice President and Chief Financial Officer
       434-773-2242; petrovichn@amnb.com

Traded:     NASDAQ Global Select Market                                                                                     Symbol:                      AMNB

AMERICAN NATIONAL BANKSHARES INC.
ANNOUNCES DIVIDEND

FOR IMMEDIATE RELEASE (Danville, VA) – At its meeting held on February 19, 2008, the Board of Directors of American National Bankshares Inc. (NASDAQ:AMNB), parent company of American National Bank and Trust Company, declared a quarterly cash dividend of $.23 per share of common stock, payable March  21, 2008, to shareholders of record on March 7, 2008.  This represents an increase of 4.5% when compared to the same period one year ago.

About American National

American National Bankshares Inc. is a bank holding company with assets of over $770 million.  Headquartered in Danville, Virginia, it is the holding company of American National Bank and Trust Company, a community bank serving Southern and Central Virginia and the northern portion of Central North Carolina with twenty banking offices and a loan production office.  The Bank also manages an additional $500 million in its Trust and Investment Services Division.

American National Bank and Trust Company provides a full array of financial products and services, including commercial, mortgage, and consumer banking; trust and investment services; and insurance.  Services are also provided through twenty-three ATMs, “AmeriLink” Internet banking, and 24-hour “Access American” phone banking.  Additional information is available on the Bank’s website at www.amnb.com.  The shares of American National Bankshares Inc. are traded on the NASDAQ Global Select Market under the symbol “AMNB.”

This press release may contain “forward-looking statements,” within the meaning of federal securities laws that involve significant risks and uncertainties.  Statements herein are based on certain assumptions and analyses by the Corporation and are factors it believes are appropriate in the circumstances.  Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in the economic scenario; significant changes in regulatory requirements; and significant changes in securities markets.  Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Corporation’s most recent Form 10-K report and other documents filed with the Securities and Exchange Commission.  American National Bankshares Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.